Exhibit 10 (d)

SEPARATION AGREEMENT DATED JUNE 14, 2004 BY AND BETWEEN A. O. SMITH CORPORATION AND DONALD M. HEINRICH

THIS AGREEMENT, by and between A. O. Smith Corporation, a Delaware corporation, hereinafter referred to as “A O. Smith” and Donald M. Heinrich, an individual, hereinafter referred to as “Heinrich”;

WHEREAS, Heinrich is currently employed by A. O. Smith in the capacity of President of A. O. Smith Electrical Products Company; and

WHEREAS, A. O. Smith and Heinrich desire to terminate the employment relationship under terms acceptable to the parties.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	Heinrich is relieved of his duties of the day-to-day management of the Electrical Products Company of A. O. Smith Corporation business effective May 11, 2004.

2.	Heinrich shall remain as an active employee on the A. O. Smith payroll at his current base salary until May 15, 2006. While on the active payroll, Heinrich shall make himself available to perform such duties as may be reasonably requested by Paul W. Jones or his designee.

3.	A. O. Smith agrees to continue group insurance coverage for Heinrich and his eligible dependents while he remains on the active payroll. The coverages will include Disability, Health and Dental. Heinrich will continue to participate in the A. O. Smith Retirement Plan and the A. O. Smith Profit Sharing Retirement Plan while he remains on the active employee payroll. Heinrich shall be eligible for the Company Matching Contribution in the A. O. Smith Profit Sharing Retirement Plan in the year he ceases to be actively employed by A. O. Smith.

4.	Heinrich will continue to be eligible for the Executive Split Dollar Life Insurance Policy(s) benefit as follows:

•	Pre-Retirement Policy(s): Life insurance protection will continue to be provided under these policies while Heinrich remains on the active payroll with A. O. Smith but no later than May 15, 2006. When Heinrich ceases to be on the active payroll, the split dollar agreements covering these policies shall terminate and A. O. Smith shall release its collateral interest in the policies. When Heinrich begins to collect his benefit under the A. O. Smith Corporation Executive Supplemental Pension Plan, the value of the policies shall be an offset to benefits due under the Plan.

•	Post Retirement Policy: Life insurance protection will continue to be provided under this policy while Heinrich remains on the active payroll with A. O. Smith but no later than May 15, 2006. When Heinrich ceases to be on the active payroll of A. O. Smith, the split dollar agreement will be terminated and the policy will be terminated unless Heinrich elects to make arrangements to continue the policy.

5.	Supplemental Profit Sharing Plan: Heinrich shall be eligible to receive supplemental profit sharing contributions while he remains on the active payroll. The amount of money in Heinrich’s Supplemental Profit Sharing Plan will be paid out to him in January of the year following his termination from employment.

6.	Deferred Incentive Compensation Account: The amount of money in Heinrich’s Deferred Incentive Compensation Account will be paid to him in January of the year following his termination from employment unless he submits a new election form directing otherwise.

7.	Stock Option: No new stock option grants will be made to Heinrich effective with the execution of this Agreement. All stock option agreements held by Heinrich will be amended to extend the period of exercisability to May 15, 2006. The amended stock option agreements will provide that Heinrich’s right to exercise the options will immediately terminate upon any violation of the provisions of paragraph 17 of this Agreement.

8.

Restricted Stock: No new restricted stock grants will be made to Heinrich. Existing restricted stock will continue to vest while Heinrich remains on the active payroll and restricted dividends will continue to be paid annually to his

45

Supplemental Profit Sharing Plan account. At the time Heinrich’s employment is terminated, he will become fully vested in any unvested restricted stock grants.

9.	In the event that Heinrich obtains other full-time employment before May 15, 2006, the salary payments shall continue through May 15, 2006, but his employment with A. O. Smith and the benefit coverages under Paragraph 3 shall terminate as of the date he commences such employment.

10.	Heinrich shall be eligible to receive a bonus under the A. O. Smith Executive Incentive Compensation Plan for 2004. He shall not be eligible for any bonus under the 2005 or 2006 bonus plan.

11.	Heinrich shall be eligible for the use of his current company leased car until he has secured other full-time employment but no later than May 31, 2005. At such time, he shall have the option of returning the car or purchasing the car for its then book value. During his use of the company leased car, A. O. Smith shall maintain all existing collision, comprehensive and liability insurance on the car, and Heinrich shall be responsible for all operating and maintenance costs.

12.	The payment by A. O. Smith of fees and dues for club membership Heinrich currently is provided will be continued through the end of 2004 but not beyond.

13.	Heinrich will be eligible for Deloitte & Touche financial counseling service through December 2004 including income tax preparation for 2004.

14.	Executive outplacement services will be provided at the Company’s expense to assist Heinrich in obtaining other employment.

15.	A. O. Smith agrees to continue its practice of reimbursing Heinrich for the income taxes due on the imputed or reportable income related to A. O. Smith’s payment of club fees and dues, tax preparation and counseling fees, lease payments on the company car, dividends on Restricted Stock and contributions to the Supplemental Profit Sharing Plan.

16.	A. O. Smith agrees to continue to provide Directors & Officers insurance for Heinrich for the period he is considered an officer of the Corporation.

17.	In consideration for this Separation Agreement, Heinrich agrees as follows:

A)	From the date of execution of this Agreement until May 15, 2006, he will not directly or indirectly engage as an employee, consultant, or representative in any activity for any business or person which is primarily engaged in the manufacture, sale or distribution of electric motors, unless he obtains the prior written consent of Paul Jones, President and COO of A. O. Smith Corporation; and

B)	He will not engage in any act or make any statement, which criticizes, maligns, denigrates or disparages A. O. Smith or its affiliates or their directors, officers or employees; and

C)	From the date of execution of the Agreement until May 15, 2009, Heinrich agrees that he will not disclose to any person, firm or corporation any secret, confidential or proprietary information of A. O. Smith or its affiliates, unless such information is in the public domain or is required to be disclosed by law. Such secret, confidential and proprietary information shall include, but not be limited to, such matters as A. O. Smith’s costs, profits, markets, sales, pricing, product lines, policies, operational methods, suppliers, customers and strategic plans; and

D)

He agrees to release and forever discharge A. O. Smith Corporation and any of their affiliated companies, their officers, directors and employees of and from any and all claims, demands, rights, liabilities and causes of action of whatsoever kind or nature, arising out of or in connection with his employment. This release specifically encompasses all claims of employment discrimination based on race, color, religion, sex and national origin under Title VII of the Civil Rights Act of 1964 or under Section 1981 of the Civil Rights Act of 1866, all claims of age discrimination under the Age Discrimination in Employment Act of 1967 (ADEA), all claims under the Employee Retirement Income Security Act (ERISA), all claims of employment discrimination under the Americans with Disabilities Act (ADA), all claims based on any express or implied employment contract as well as claims under any applicable state or local law concerning employment. This

46

release shall not apply to any claims for benefits under applicable unemployment compensation law, nor any claim for vested benefits under A. O. Smith’s pension and savings plans. This release shall also not apply to any right or claims under the Age Discrimination and Employment Act of 1967 (ADEA) which arise after the date this Agreement is executed; and

E)	In the event that Heinrich violates any of the provisions of Paragraphs 17, A thru D, A. O. Smith shall have the right to terminate his employment with A. O. Smith, cease making the payments in Paragraph 2 and cease providing the benefit coverages outlined in Paragraph 3 of this Agreement.

18.	Heinrich agrees that he will not disclose the terms, amounts and facts of this Agreement to anyone other than to his financial or tax advisor/counselor, attorney or Lori Davis.

19.	Heinrich shall have the right to revoke this Agreement within seven (7) days after he executes it, by providing written notice of such revocation to A. O. Smith. This Agreement shall not be effective or enforceable until the seven-day revocation period has expired.

20.	Heinrich acknowledges that he has been advised by A. O. Smith to seek the advice of an attorney regarding this Agreement and that he has been given 21 days to decide whether to agree to its terms.

21.	The illegality or unenforceability of any provision of this Agreement shall not effect the validity and enforceability of any legal and enforceable provision of this Agreement.

22.	This Agreement shall supersede and replace all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

23.	This Agreement will be binding upon any successors and assigns of A. O. Smith.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated below.

A. O. SMITH CORPORATION

Dated:	June 9, 2004	By:	/s/ Edward J. O’Connor
Edward J. O’Connor Vice President Human Resources & Public Affairs

Dated:	June 9, 2004	By:	/s/ Donald M. Heinrich
Donald M. Heinrich

47